Exhibit 10.67
DIRECTORS’ RETIREMENT INCOME PLAN
Adopted by the Board of Directors on February 17, 1982
Replaced by Directors’ Phantom Share Plan September 18, 1995
Further Replaced by Outside Director Phantom Share Plan effective January 1, 2005
RESOLVED, that upon retirement from the Board of Directors after reaching the age of 55 with at least 10 years of service as a Director, any non-employee Director, and any officer Director who has also served as Chief Executive Officer, will, subject to the right of modification or termination referred to below, be entitled to receive an annual amount equal to the fixed retainer in effect at the time of retirement, to be paid quarterly for the life of the retired Director;
RESOLVED, that any retiring Director who has reached age 55 and has served for at least 5 but less than 10 years will, subject to the right of modification or termination referred to below, be entitled to receive an annual amount, payable as set forth in the preceding resolution, at the reduced rate of 50% of the fixed retainer in effect at retirement plus 10% of such retainer for each additional year of service up to 10;
RESOLVED, that the Committee on Directors and the Board of Directors shall have the right to modify or terminate this retirement benefit in their sole discretion and without the approval or consent of any retired Director who may be affected by such modification or termination; and
RESOLVED, that the officers of the Company be and hereby severally are authorized to make payments to retired Directors in accordance with the provisions of the preceding resolutions.